Exhibit 11

Statement re computation of per-share earnings


Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reported period. Diluted per share data includes any dilution from potential common stock outstanding, such as the exercise of stock options.


                                Nine Months Ended        Three Months Ended
                                  September 30,              September 30,

                               2003         2002         2003         2002
                           ===========  ===========  ===========  ===========

Numerator:
 Net income                $10,201,000  $10,859,000  $ 3,115,000  $ 3,616,000
                           ===========  ===========  ===========  ===========

Denominator:
 Denominator for
  Basic income
  Per share -
  Weighted average
  Shares                     8,174,723    8,221,448    8,171,594    8,206,927

Dilutive potential
 Common shares -
 Employee stock
 Options                        10,583       13,669       10,851       23,708
                           ___________  ___________  ___________  ___________
Denominator for
 Diluted earnings
 per share -
 Adjusted weighted
 Average shares              8,185,306    8,235,117    8,182,445    8,230,635
                           ===========  ===========  ===========  ===========